Exhibit 2.1

SHARE EXCHANGE AGREEMENT

By and Among

E-18 Corp.
A Delaware Corporation

and

SquareOne Medical, Inc.
A Nevada Corporation

and

the Shareholders of SquareOne Medical, Inc., a Nevada Corporation

Dated as of June 25, 2009

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of this 25th day of June, 2009, by and between E-18 Corp., a Delaware corporation (hereinafter referred to as “E-18”), with offices at 26 Leon Blum Street, Tel Aviv, Israel, 69052 and SquareOne Medical, Inc., a Nevada corporation (hereinafter referred to as “SquareOne”), with offices at 110 First Avenue NE, Suite #1006, Minneapolis, Minnesota 55413, U.S.A.  and the shareholders of SquareOne (collectively, the “SquareOne Shareholders,” individually, the “SquareOne Shareholder”) as set forth on Exhibit A hereto. Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

Premises

WHEREAS, E-18 is a publicly held corporation organized under the laws of the State of Delaware with no significant operations;

WHEREAS, SquareOne has 20,714,000 shares of capital stock (the “SquareOne Stock”) issued and outstanding, all of which are held by the SquareOne Shareholders. Each SquareOne Shareholder is the record and beneficial owner of the number of shares of SquareOne Stock set forth adjacent such SquareOne Shareholder’s name on Exhibit A hereto.

WHEREAS, in consideration for 100% of the issued and outstanding SquareOne Stock, E-18 agrees to issue 35,000,000 shares of E-18 common stock, par value $.0001 per share (the “E-18 Common Stock”) which represents 77.78% of the issued and outstanding capital stock of E-18. On the Closing Date (as defined in Section 1.02), SquareOne will become a wholly-owned subsidiary of E-18.

Agreement

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows:

ARTICLE I
PLAN OF EXCHANGE

Section 1.01 Share Exchange. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the SquareOne Shareholders by executing this Agreement, shall assign, transfer and deliver, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the number of shares of SquareOne set forth on the SquareOne Schedule attached hereto, constituting all of the shares of SquareOne held by such SquareOne Shareholders.

In exchange for the transfer of such securities by the SquareOne Shareholders, E-18 shall issue to the SquareOne Shareholders, their affiliates or assigns, 35,000,000 shares pursuant to Exhibit A attached hereto for all of the outstanding shares of SquareOne held by SquareOne Shareholders (the “Exchange Shares”). After the cancellation of the 15,000,000 shares of E-18 Common Stock upon the Closing, as set forth in Section 1.02 hereof, the 35,000,000 shares shall represent approximately 77.78% of the total E-18 Common Stock. At the Closing Date, each SquareOne Shareholder shall, on surrender of his certificate or certificates representing his SquareOne shares to E-18 or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing his proportionate interest in the Exchange Shares.

Upon consummation of the transaction contemplated herein, all of the issued and outstanding shares of SquareOne shall be held by E-18.  Upon consummation of the transaction contemplated herein there shall be 45,000,000 shares of E-18 Common Stock issued and outstanding.

Section 1.02 Exchange of Convertible Securities. Effective as of the Closing Date, the holders (individually, the “Holder,” and collectively the “Holders”) of the outstanding warrants, options and convertible debentures of SquareOne (collectively, the “Convertible Securities”), as set forth on Schedule 1.02 hereto, upon the exercise or conversion of the Convertible Securities, shall have the right to convert such Convertible Securities into the kind and amount of shares of stock and other securities and property which such Holder would have owned or have been entitled to receive prior to the Closing of the share exchange transaction contemplated in this Agreement, multiplied by 1.6897.

Section 1.03 Cancellation of Certain Shares of E-18 Common Stock. Prior to the Closing Date, Hadas Yaron and Yosef Itamar Krytman, the former officers and directors of E-18, and Avraham Yoel Zeitlin, a principal shareholder of E-18, shall cancel a total number of 15,000,000 shares of E-18 Common Stock.

Section 1.04 Closing.  The closing (“Closing”) of the transactions contemplated by this Agreement shall occur upon the exchange of the stock of E-18 and SquareOne as described in Section 1.01 herein (the “Closing Date”).  Such Closing shall take place at a mutually agreeable time and place.

Section 1.05 Closing Events.  At the Closing, E-18, SquareOne and the SquareOne Shareholders shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

Section 1.06 Termination.  This Agreement may be terminated by the board of directors of SquareOne or E-18 only in the event that E-18 or SquareOne does not meet the conditions precedent set forth in Articles VI and VII.  If this Agreement is terminated pursuant to this section, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

Section 1.07 Directors of E-18 at Closing. Effective as of the Closing Date, and subject to applicable regulatory requirements, including the preparation, filing and distribution to the shareholders of E-18 of a Schedule 14(f)-1 Notice to Stockholders, Hudas Yaron and Yosef Itamar Krytman shall resign from the board of directors of E-18 and the following individuals shall be appointed to the board of E-18:

John D. Olinger – Chairman
Jack Dillard – Director
Ronald Ginn – Director
John S. Salstrom – Director

Section 1.08 Officers of E-18 at Closing.  Effective as of the Closing Date, Hadas Yaron and Yosef Itamar Krytman shall resign from each officer position held at E-18, and the following individual shall be appointed to the offices of E-18:

John S. Salstrom – President, Chief Executive Officer, Secretary
Jack Dillard – Chief Operating Officer
Ronald Ginn – Chief Marketing Officer
John D. Olinger – Chief Intelligence Officer

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF SQUAREONE

As an inducement to, and to obtain the reliance of E-18, except as set forth in the SquareOne Schedules, (as hereinafter defined), SquareOne represents and warrants as of the Closing Date, as defined below, as follows:

Section 2.01 Incorporation. Section 2.02 SquareOne is a company duly incorporated, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. Included in the SquareOne Schedules are complete and correct copies of the articles of incorporations and bylaws of SquareOne as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of SquareOne’s articles of incorporation or bylaws. SquareOne has taken all actions required by law, its articles of incorporation and bylaws, or otherwise to authorize the execution and delivery of this Agreement.  SquareOne has full power, authority, and legal capacity and has taken all action required by law, its articles of incorporation and bylaws, and otherwise to consummate the transactions herein contemplated.

Section 2.02 Authorized Shares. SquareOne is authorized to issue 70,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, par value of $0.01 per share and 20,000,000 shares of preferred stock, par value of $0.01 per share.  There are 20,714,000 shares of common stock currently issued and outstanding and zero shares of preferred stock currently issued and outstanding.  The issued and outstanding shares are validly issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.  Except as disclosed in the Schedule 2.02, there are not  other bonds, debentures, notes or other indebtedness of SquareOne having the right to vote (or convertible into, or exchangeable for, securities having right to the vote (“Voting SquareOne Debt”). Except as disclosed in the Schedule 2.02, there are not other options, warrants, rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which SquareOne is a party or by which any of them is bound (a) obligating SquareOne to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in SquareOne or any Voting SquareOne Debt, (b) obligating SquareOne to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of SquareOne. As of the date of this Agreement, there are not any outstanding contractual obligations of SquareOne to repurchase, redeem or otherwise acquire any shares of capital stock of SquareOne.

Section 2.03 Subsidiaries.  As of the date of this Agreement, SquareOne does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 2.04 Financial Statements.

(a) Included in the SquareOne Schedules are the audited balance sheets of SquareOne as of December 31, 2008 and 2007 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and 2007 and for the quarter ended March 31, 2009, together with the notes to such statements and the opinion of Moore & Associates, Chartered, independent certified public accountants.

(b) All such financial statements have been prepared in accordance with generally accepted accounting principles (the “US GAAP”) consistently applied throughout the periods involved. The SquareOne balance sheets are true and accurate and present fairly as of their respective dates the financial condition of SquareOne.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, SquareOne had no other liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with the U.S. GAAP, and all assets reflected therein are properly reported and present fairly the value of the assets of SquareOne, in accordance with the US GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by generally accepted accounting principles.

(c) SquareOne has duly and punctually paid all governmental fees and taxation which it has become liable to pay and has duly allowed for all taxation reasonably foreseeable and is under no liability to pay any penalty or interest in connection with any claim for governmental fees or taxation and SquareOne has made any and all proper declarations and returns for taxation purposes and all information contained in such declarations and returns is true and complete and full provision or reserves have been made in its financial statements for all governmental fees and taxation.

(d) The books and records, financial and otherwise of SquareOne are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(e) All of SquareOne’s assets are reflected on its financial statements, and, except as set forth in the SquareOne Schedules or the financial statements of SquareOne or the notes thereto, SquareOne has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 2.05 Information.  The information concerning SquareOne set forth in this Agreement and in the SquareOne Schedules is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, SquareOne has fully disclosed in writing to E-18 (through this Agreement or the SquareOne Schedules) all information relating to matters involving SquareOne or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $50,000 liability , (ii) have led or may lead to a competitive disadvantage on the part of SquareOne or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on SquareOne, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 2.06 Absence of Certain Changes or Events.  Since March 31, 2009:

(a) There has not been any material adverse change in the business, operations, properties, assets, or condition (financial or otherwise) of SquareOne;

(b) SquareOne has not (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its shares; (iii) made any material change in its method of management, operation or accounting, (iv) entered into any other material transaction other than sales in the ordinary course of its business; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement made to, for, or with its officers, directors, or employees; and

(c) Except as disclosed in the SquareOne Schedules, SquareOne has not (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof, (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except as disclosed herein and except liabilities incurred in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock) except in connection with this Agreement.

Section 2.07 Litigation and Proceedings. As of the date of this Agreement, there are no actions, suits, proceedings, or investigations pending or, to the knowledge of SquareOne after reasonable investigation, threatened by or against SquareOne or affecting SquareOne or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  SquareOne does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

Section 2.08 Contracts.

(a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which  SquareOne is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth on the SquareOne Schedules. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which (i) will remain in effect for more than six (6) months after the date of this Agreement or (ii) involves aggregate obligations of at least fifty thousand dollars ($50,000);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which SquareOne is a party or by which its properties are bound and which are material to the operations of SquareOne taken as a whole are valid and enforceable by SquareOne in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally; and

(c) Except as included or described in the SquareOne Schedules or reflected in the most recent SquareOne balance sheet, SquareOne is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of SquareOne.

Section 2.09 No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of any indenture, mortgage, deed of trust, or other material agreement, or instrument to which SquareOne is a party or to which any of its assets, properties or operations are subject.

Section 2.10 Compliance with Laws and Regulations.  To the best of its knowledge, SquareOne has complied with all applicable statutes and regulations of any federal, state, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of SquareOne or except to the extent that noncompliance would not result in the occurrence of any material liability for SquareOne.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 2.11 Authority, Execution and Delivery; Enforceability of Agreement. SquareOne has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Share Exchange. The execution and delivery by SquareOne of this Agreement and the consummation by SquareOne of the Share Exchange have been duly authorized and approved by the Board of Directors of SquareOne and no other corporate proceedings on the part of SquareOne are necessary to authorize this Agreement and the Share Exchange.  When executed and delivered, this Agreement will be enforceable against SquareOne in accordance with its terms.

Section 2.12 SquareOne Schedules.  SquareOne has delivered to E-18 the following schedules, which are collectively referred to as the “SquareOne Schedules” and which consist of separate schedules dated as of the date of execution of this Agreement, all certified by the chief executive officer of SquareOne as complete, true, and correct as of the date of this Agreement in all material respects:

(a) a schedule containing complete and correct copies of the articles of incorporation and bylaws in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of SquareOne identified in paragraph 2.04(a);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of SquareOne since March 31, 2009, required to be provided pursuant to section 2.06 hereof;

(d) a schedule of any exceptions to the representations made herein; and

(e) a schedule containing the other information requested above.

SquareOne shall cause the SquareOne Schedules and the instruments and data delivered to E-18 hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 2.13 Valid Obligation.  This Agreement and all agreements and other documents executed by SquareOne in connection herewith constitute the valid and binding obligation of SquareOne, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 2.14 Title to Properties.  Except as disclosed in Schedule 2.14, SquareOne does not own any real property.

Section 2.15 Intellectual Property.  Except as disclosed in Schedule 2.15, SquareOne does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of SquareOne, threatened that SquareOne is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Rights.

Section 2.16 Insurance. Except as disclosed in Schedule 2.16, SquareOne and any of its subsidiaries does not currently maintain any form of insurance.

Section 2.17 Labor Matters.  Except as disclosed in Schedule 2.17, there are no collective bargaining or other labor union agreements to which SquareOne is a party or by which SquareOne is bound.  No material labor dispute exists or, to the knowledge of SquareOne, is imminent with respect to any of the employees of SquareOne.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF E-18

As an inducement to, and to obtain the reliance of SquareOne and the SquareOne Shareholders, except as set forth in the E-18 Schedules (as hereinafter defined), E-18 represents and warrants, as of the date hereof and as of the Closing Date, as follows:

Section 3.01 Organization.  E-18 is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in the E-18 Schedules are complete and correct copies of the certificate of incorporation and bylaws of E-18 as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of E-18’ certificate of incorporation or bylaws.  E-18 has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and E-18 has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

Section 3.02 Capitalization.  E-18 is authorized to issue 150,000,000 shares of common stock, par value $.0001 per share (“E-18 Common Stock”), of which 10,000,000 shares are issued and outstanding after the cancellation of 15,000,000 shares of common stock by our officers, directors, and majority shareholder as of the date hereof, and no shares of preferred stock.  All issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person. There are no bonds, debentures, notes or other indebtedness of E-18 having the right to vote (or convertible into, or exchangeable for, securities having right to the vote (“Voting E-18 Debt”). There are no options, warrants, rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which E-18 is a party or by which the company is bound (a) obligating E-18 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in E-18 or any Voting E-18 Debt, (b) obligating E-18 to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of E-18. As of the date of this Agreement, there are not any outstanding contractual obligations of E-18 to repurchase, redeem or otherwise acquire any shares of capital stock of E-18.

Section 3.03 Subsidiaries and Predecessor Corporations. E-18 does not have any subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

Section 3.04 No Assets or Liabilities. Except as set forth on the attached Schedule 3.04, E-18 does not have any (a) material assets of any kind or (b) material liabilities or obligations, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise.

Section 3.05  Financial Statements.

(a) Included in the E-18 Schedules are (i) the audited balance sheets of E-18 as of December 31, 2008 and 2007 and the related audited statements of operations, stockholders’ equity and cash flows for December 31, 2008 and 2007 together with the notes to such statements and the opinion of Weinberg & Associates LLC, independent certified public accountants with respect thereto.

(b) Included in the E-18 Schedules are: (i) unaudited balance sheets of March 31, 2009 and the related unaudited statements of operations, stockholders’ equity and cash flows for the quarters ended on such dates and all such financial statements have been reviewed by Weinberg & Associates LLC.

(c) All such financial statements have been prepared in accordance with the U.S. GAAP consistently applied throughout the periods involved. The E-18 balance sheets are true and accurate and present fairly as of their respective dates the financial condition of E-18.  As of the date of such balance sheets, except as and to the extent reflected or reserved against therein, E-18 had no liabilities or obligations (absolute or contingent) which should be reflected in the balance sheets or the notes thereto prepared in accordance with generally accepted accounting principles, and all assets reflected therein are properly reported and present fairly the value of the assets of E-18, in accordance with the US GAAP. The statements of operations, stockholders’ equity and cash flows reflect fairly the information required to be set forth therein by the US GAAP.

(d) E-18 has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(e) E-18 has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(f) The books and records, financial and otherwise, of E-18 are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

(g) All of E-18’s assets are reflected on its financial statements, and, except as set forth in the E-18 Schedules or the financial statements of E-18 or the notes thereto, E-18 has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

Section 3.06 Information.  The information concerning E-18 set forth in this Agreement and the E-18 Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.  In addition, E-18 has fully disclosed in writing to E-18 (through this Agreement or the E-18 Schedules) all information relating to matters involving E-18 or its assets or its present or past operations or activities which (i) indicated or may indicate, in the aggregate, the existence of a greater than $500 liability , (ii) have led or may lead to a competitive disadvantage on the part of E-18 or (iii) either alone or in aggregation with other information covered by this Section, otherwise have led or may lead to a material adverse effect on E-18, its assets, or its operations or activities as presently conducted or as contemplated to be conducted after the Closing Date, including, but not limited to, information relating to governmental, employee, environmental, litigation and securities matters and transactions with affiliates.

Section 3.07 Absence of Certain Changes or Events.  Since December 31, 2008:

(a) there has not been (i) any material adverse change in the business, operations, properties, assets or condition of E-18 or (ii) any damage, destruction or loss to E-18 (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of E-18;

(b) E-18  has not (i) amended its certificate of incorporation or bylaws except as required by this Agreement; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are outside of the ordinary course of business or material considering the business of  E-18; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any transactions or agreements other than in the ordinary course of business; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or  termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its salaried employees whose monthly compensation exceed $1,000; or  (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees;

(c) E-18 has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligations or liabilities (absolute or contingent) other than current liabilities reflected in or shown on the most recent E-18 balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses in connection with the preparation of this Agreement and the consummation of the transaction contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights (except assets, properties, or rights not used or useful in its business which, in the aggregate have a value of less than $1,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value less than $1,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of E-18; or (vi) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d) to its knowledge, E-18 has not become subject to any law or regulation which materially and adversely affects, or in the future, may adversely affect, the business, operations, properties, assets or condition of E-18.

Section 3.08 Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of E-18 after reasonable investigation, threatened by or against E-18 or affecting E-18 or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind except as disclosed in the E-18 Schedules.  E-18 has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

Section 3.09  Contracts.

(a) E-18 is not a party to, and its assets, products, technology and properties are not bound by, any contract, franchise, license agreement, agreement, debt instrument or other commitments whether such agreement is in writing or oral.

(b) E-18 is not a party to or bound by, and the properties of E-18 are not subject to any contract, agreement, other commitment or instrument; any charter or other corporate restriction; or any judgment, order, writ, injunction, decree, or award; and

(c) E-18 is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of E-18.

Section 3.10 No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which E-18 is a party or to which any of its assets, properties or operations are subject.

Section 3.11 Compliance with Laws and Regulations. To the best of its knowledge, E-18 has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof. This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

Section 3.12 Approval of Agreement.  The board of directors of E-18 has authorized the execution and delivery of this Agreement by E-18 and has approved this Agreement and the transactions contemplated hereby.

Section 3.13 Material Transactions or Affiliations.  Except as disclosed herein and in the E-18 Schedules, there exists no contract, agreement or arrangement between E-18 and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by E-18 to own beneficially, 5% or more of the issued and outstanding common stock of E-18 and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof.  Neither any officer, director, nor 5% Shareholders of E-18 has, or has had since inception of E-18, any known interest, direct or indirect, in any such transaction with E-18 which was material to the business of E-18.  E-18 has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

Section 3.14 E-18 Schedules.  E-18 has delivered to SquareOne the following schedules, which are collectively referred to as the “E-18 Schedules” and which consist of separate schedules, which are dated the date of this Agreement, all certified by the chief executive officer of E-18 to be complete, true, and accurate in all material respects as of the date of this Agreement.

(a) a schedule containing complete and accurate copies of the certificate of incorporation and bylaws of E-18 as in effect as of the date of this Agreement;

(b) a schedule containing the financial statements of E-18 identified in paragraph 3.04(a) and (b);

(c) a schedule setting forth a description of any material adverse change in the business, operations, property, inventory, assets, or condition of E-18 since December 31, 2008, required to be provided pursuant to section 3.07 hereof; and

(d) a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the E-18 Schedules.

E-18 shall cause the E-18 Schedules and the instruments and data delivered to SquareOne hereunder to be promptly updated after the date hereof up to and including the Closing Date.

Section 3.15 Bank Accounts; Power of Attorney.  Set forth in the E-18 Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by E-18 within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of E-18, (b) all safe deposit boxes and other similar custodial arrangements maintained by E-18 within the past twelve (12) months, (c) the check ledger for the last 12 months, and (d) the names of all persons holding powers of attorney from E-18 or who are otherwise authorized to act on behalf of E-18 with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations.

Section 3.16 Valid Obligation. This Agreement and all agreements and other documents executed by E-18 in connection herewith constitute the valid and binding obligation of E-18, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.17 SEC Filings; Financial Statements.

(a) E-18 has made available to SquareOne a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by E-18 with the SEC for the 36 months prior to the date of this Agreement (the “E-18 SEC Reports”), which, to E-18’s knowledge, are all the forms, reports and documents filed by E-18 with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to E-18’s knowledge, the E-18 SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such E-18 SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) To E-18’s knowledge, each set of financial statements (including, in each case, any related notes thereto) contained in the E-18 SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with the U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q or Form 10-QSB promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of E-18 at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect taken as a whole.

Section 3.18 Over-the-Counter Bulletin Board Quotation. E-18 Common Stock is quoted on the Over-the-Counter Electronic Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to E-18’s knowledge, threatened against E-18 by The Financial Industry Regulatory Authority, Inc. ("FINRA") with respect to any intention by such entities to prohibit or terminate the quotation of E-18 Common Stock on the OTC BB.

Section 3.19 Exchange Act Compliance.  E-18 is in compliance with, and current in, all of the reporting, filing and other requirements under the Exchange Act, the shares of E-18 Common Stock have been registered under Section 12(g) of the Exchange Act, and E-18 is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except where a failure to so comply is not reasonably likely to have a Material Adverse Effect on E-18.

Section 3.20 Consent to Proceed without Counsel.  E-18 acknowledges that Anslow & Jaclin, LLP is acting as counsel only for SquareOne and the SquareOne Shareholders.  E-18 is not relying on any advice or legal counsel from Anslow & Jaclin, LLP.  E-18 further represents and warrants that E-18 has elected to engage in the transactions described herein without being represented by counsel.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SQUAREONE SHAREHOLDERS

Each SquareOne Shareholder hereby represents and warrants, severally and not jointly, to E-18 as follows.

Section 4.01  Good Title. The SquareOne Shareholder is the record and beneficial owner, and has good title to his SquareOne Common Stock, with the right and authority to sell and deliver such SquareOne Common Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of E-18 as the new owner of such SquareOne Common Stock in the share register of SquareOne, E-18 will receive good title to such SquareOne Common Stock, free and clear of all Liens.

Section 4.02  Power and Authority. The SquareOne Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform the SquareOne Shareholder’s obligations under this Agreement and each Transaction Document to which the SquareOne Shareholder is a party.  This Agreement constitutes a legal, valid and binding obligation of the SquareOne Shareholder, enforceable against the SquareOne Shareholder in accordance with the terms hereof.

Section 4.03   No Conflicts.  The execution and delivery of this Agreement by the SquareOne Shareholder and the performance by the SquareOne Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the SquareOne Shareholder and (c) will not violate or breach any contractual obligation to which the SquareOne Shareholder is a party.

Section 4.04   Finder’s Fee.  The SquareOne Shareholder represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Share Exchange.

Section 4.05   Purchase Entirely for Own Account. The E-18 Common Stock proposed to be acquired by the SquareOne Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the SquareOne Shareholder has no present intention of selling or otherwise distributing the E-18 Common Stock, except in compliance with applicable securities laws.

Section 4.06   Sophistication.  The SquareOne Shareholder is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in E-18.

Section 4.07 Non-Registration.The SquareOne Shareholder understands that the E-18 Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the SquareOne Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the E-18 Stock in accordance with E-18’s charter documents or the laws of its jurisdiction of incorporation.

Section 4.08 Restricted Securities. The SquareOne Shareholder understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of Exchange Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The SquareOne Shareholder further acknowledges that if the Exchange Shares are issued to the SquareOne Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The SquareOne Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 4.09   Legends. The SquareOne Shareholder hereby agrees with E-18 that the Exchange Shares will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Section 4.10 Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The SquareOne Shareholder consents to E-18 making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE V
SPECIAL COVENANTS

Section 5.01 Access to Properties and Records.  E-18 and  SquareOne will each afford to the officers and authorized representatives of the other full access to the properties, books and records of E-18 or SquareOne , as the case may be, in order that each may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of E-18 or SquareOne, as the case may be, as the other shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other with quarterly internally prepared and unaudited financial statements.

Section 5.02   Delivery of Books and Records.  At the Closing, E-18 shall deliver to SquareOne, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of E-18 now in the possession of E-18 or its representatives.

Section 5.03  Third Party Consents and Certificates.  E-18 and SquareOne agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

Section 5.04  Designation of New Directors.  Effective as of the Closing Date, and subject to applicable regulatory requirements, including the preparation, filing and distribution to the shareholders of E-18 of a Schedule 14(f)-1 Notice to Stockholders, Hudas Yaron and Yosef Itamar Krytman shall resign from the board of directors of E-18 and the following individuals shall be appointed to the board of E-18:

John D. Olinger – Chairman
Jack Dillard – Director
Ronald Ginn – Director
John S. Salstrom – Director

Section 5.05  Designation of New Officers.  Effective as of the Closing Date, Hadas Yaron and Yosef Itamar Krytman shall resign from each officer position held at E-18, and the following individuals shall be appointed to the offices of E-18:

John S. Salstrom – President, Chief Executive Officer, Secretary
Jack Dillard – Chief Operating Officer
Ronald Ginn – Chief Marketing Officer
John D. Olinger – Chief Intelligence Officer

Section 5.06 Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the E-18 Schedules or SquareOne Schedules or as permitted or contemplated by this Agreement, E-18 (subject to paragraph (d) below) and SquareOne respectively, will each:

(i) carry on its business in substantially the same manner as it has heretofore;

(ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv) perform in all material respects all of its obligations under material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither E-18 nor SquareOne will:

(i) make any changes in their memorandum of association, articles of association, articles or certificate of incorporation or bylaws except as contemplated by this Agreement including a name change;

(ii) take any action described in Section 2.06  in the case of SquareOne or in Section 3.07, in the case of E-18 (all except as permitted therein or as disclosed in the applicable party’s schedules);

(iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv) sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

Section 5.07 Indemnification.

(a) SquareOne hereby agrees to indemnify E-18 and each of the officers, agents and directors of E-18 as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article II of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(b) The SquareOne Shareholders agree to indemnify E-18 and each of the officers, agents and directors of E-18 as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article IV of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

(c) E-18 hereby agrees to indemnify SquareOne and each of the officers, agents, and directors of SquareOne and the SquareOne Shareholders as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III of this Agreement.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for one year following the Closing.

Section 5.08 The Acquisition of E-18 Common Stock.  E-18 and SquareOne understand and agree that the consummation of this Agreement including the issuance of the Exchange Shares to the SquareOne Shareholders in exchange for the SquareOne Shares as contemplated hereby constitutes the offer and sale of securities under the Securities Act and applicable state statutes.  E-18 and SquareOne agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

 (a) In connection with the transaction contemplated by this Agreement, E-18 and SquareOne shall each file, with the assistance of the other and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the shareholders of SquareOne reside unless an exemption requiring no filing is available in such jurisdictions, all to the extent and in the manner as may be deemed by such parties to be appropriate.

 (b) The SquareOne Shareholders acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the transactions contemplated hereby are in fact exempt from registration or qualification.

Section 5.09  Sales of Securities Under Rule 144, If Applicable.

(a) E-18 will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its shareholders can sell restricted securities that have been held for one year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b) Upon being informed in writing by any person holding restricted stock of E-18 that such person intends to sell any shares under rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), E-18 will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c) If any certificate representing any such restricted stock is presented to E-18’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s) in each case with reasonable assurances that such endorsements are genuine and effective, and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, E-18 will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

Section 5.10   Assistance with Post-Closing SEC Reports and Inquiries. Upon the reasonable request of SquareOne, after the Closing Date, E-18 shall use their reasonable best efforts to provide such information available to it, including information, filings, reports, financial statements or other circumstances of E-18 occurring, reported or filed prior to the Closing, as may be necessary or required by E-18 for the preparation of the reports that E-18 is required to file after Closing with the SEC to remain in compliance and current with its reporting requirements under the Exchange Act, or filings required to address and resolve matters as may relate to the period prior to Closing and any SEC comments relating thereto or any SEC inquiry thereof.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF E-18

The obligations of E-18 under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 6.01  Accuracy of Representations and Performance of Covenants.  The representations and warranties made by SquareOne and SquareOne Shareholders in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement).  SquareOne shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by SquareOne prior to or at the Closing.  E-18 shall be furnished with a certificate, signed by a duly authorized executive officer of SquareOne and dated the Closing Date, to the foregoing effect.

Section 6.02 Officer’s Certificate.  E-18 shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of SquareOne to the effect that no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of SquareOne threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the SquareOne Schedules, by or against SquareOne, which might result in any material adverse change in any of the assets, properties, business, or operations of SquareOne.

Section 6.03 Good Standing.  At the Closing, E-18 shall have received a certificate of good standing from the Secretary of State of Nevada certifying that SquareOne is in good standing as a company in the State of Nevada.

Section 6.04  Approval by SquareOne Shareholders.  The Share Exchange shall have been approved by the holders of not less than fifty and one tenths percent (50.01%) of the shares, including voting power, of SquareOne, unless a lesser number is agreed to by E-18.

Section 6.05  No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 6.06  Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of SquareOne after the Closing Date on the basis as presently operated shall have been obtained.

Section 6.07 Other Items.

(i)
E-18 shall have received a list containing the name, address, and number of shares held by the SquareOne Shareholders as of the date of Closing, certified by an executive officer of SquareOne as being true, complete and accurate; and

(ii)	E-18 shall have received such further opinions, documents, certificates or instruments relating to the transactions contemplated hereby as E-18 may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF SQUAREONE
AND THE SQUAREONE SHAREHOLDERS

The obligations of SquareOne and the SquareOne Shareholders under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

Section 7.01    Accuracy of Representations and Performance of Covenants.  The representations and warranties made by E-18 in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date.  Additionally, E-18 shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by E-18.

Section 7.02 Officer’s Certificate.  SquareOne shall have been furnished with certificates dated the Closing Date and signed by duly authorized executive officers of E-18, to the effect that no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of E-18 threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement  or, to the extent not disclosed in the E-18 Schedules, by or against E-18, which might result in any material adverse change in any of the assets, properties or operations of E-18, and that there are no outstanding liabilities of E-18.

Section 7.03 Good Standing.  At the Closing, SquareOne shall receive a certificate of good standing from the Secretary of State of Delaware or other appropriate office, dated as of a date certifying that E-18 is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

Section 7.04 No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the transactions contemplated hereby.

Section 7.05 Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the transactions contemplated herein, or for the continued operation of E-18 after the Closing Date on the basis as presently operated shall have been obtained.

Section 7.06 Other Items.  SquareOne shall have received further opinions, documents, certificates, or instruments relating to the transactions contemplated hereby as SquareOne may reasonably request.

ARTICLE VIII
MISCELLANEOUS

Section 8.01 Brokers.  E-18 and SquareOne agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation, execution or consummation of this Agreement.  E-18 and SquareOne each agree to indemnify the other against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

Section 8.02 Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Wilmington, Delaware without giving effect to principles of conflicts of law thereunder.  Each of the parties (a) irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

Section 8.03 Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by telecopy, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

  If to SquareOne Medical, Inc., to:

SquareOne Medical, Inc.
Attn.: John S. Salstrom
110 First Avenue NE, Suite #1006
Minneapolis, MN  55413
Tel.: 612-379-3975
Fax: 612-379-3976

  With copies (which shall not constitute notice) to:

Anslow & Jaclin, LLP
Attn.: Gregg Jaclin, Esq.
195 Route 9 South, Suite 204
Manalapan, NJ 07726
Tel.: 732-409-1212

If to E-18, to:

                                E-18, Corp.
                                Attn.: Hadas Yaron
26 Leon Blum St.
Tel Aviv, Israel, 69052
                                Tel: (011) 972-54-263-7308
Fax:  (011) 972-57-796-1082

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered, (ii) on the day after dispatch, if sent by overnight courier, (iii) upon dispatch, if transmitted by telecopy and receipt is confirmed by telephone and (iv) three (3) days after mailing, if sent by registered or certified mail.

Section 8.04 Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 8.05 Confidentiality.  Each party hereto agrees with the other that, unless and until the transactions contemplated by this Agreement have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (i) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.  In the event of the termination of this Agreement, each party shall return to the other party all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

Section 8.06 Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

Section 8.07 Third Party Beneficiaries.  This contract is strictly between E-18 and SquareOne, and, except as specifically provided, no director, officer, stockholder (other than the SquareOne Shareholders), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 8.08 Expenses.  Subject to Section 8.04 above, whether or not the Exchange is consummated, each of E-18 and SquareOne will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other transactions contemplated hereby.

Section 8.9 Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

Section 8.10 Survival; Termination.  The representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of two years.

Section 8.11 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 8.12 Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 8.13 Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the transactions contemplated hereby shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the transactions contemplated herein.

[Signature Pages Follow]

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first-above written.

E-18, Corp., a Delaware corporation

By: /s/ Hadas Yaron
Name: Hadas Yaron
Title: Chief Executive Officer

SquareOne Medical, Inc., a Nevada corporation

By: /s/ John S. Salstrom, Ph.D.
Name: John S. Salstrom, Ph.D.
Title: Chief Executive Officer

SquareOne Shareholders

Name	Signature	Date
SquareOne Medical, LP	/s/ Jack Dillard	June 25, 2009
John S. Salstrom	/s/ John S. Salstrom	June 25, 2009
Russell J. Wendorf	/s/ Russell J. Wendorf	June 25, 2009
The Richard and Grace Wirkus Trust	/s/ Richard Wirkus	June 25, 2009